Exhibit 99.1

IDI, Inc. Terminates At-The-Market Sales Agreement

Data and analytics company terminates At-The-Market Sales Agreement, citing positive cash flow, strong current cash position, and lack of current cash needs.

BOCA RATON, Fla.—February 26, 2016—IDI, Inc. (NYSE MKT: IDI), a data and analytics company, today announced that it has elected to terminate that certain Capital on DemandTM Sales Agreement dated as of January 15, 2016 between IDI and JonesTrading Institutional Services LLC, citing a lack of need for outside cash due to IDI’s ongoing positive cash flow and strong current cash position. IDI did not sell any shares of common stock pursuant to the Capital on Demand™ Sales Agreement.

About IDI, Inc.
At IDI, we believe that time is your most valuable asset.  Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most – running their organizations with confidence.  Through leading-edge, proprietary technology and a massive data repository, our data and analytical solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships.  We empower clients across markets and industries to better execute all aspects of their business, from managing risk, conducting investigations, identifying fraud and abuse, and collecting debts, to identifying and acquiring new customers.  At IDI, we are dedicated to making the world a safer place, to reducing the cost of doing business, and to enhancing the consumer experience.

RELATED LINKS: www.ididata.com

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward looking statements include statements about our anticipated operating cash flow, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. Readers are further advised to consider the risk factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information:

IDI, Inc.
Jordyn Kopin
Director, Investor Relations
561-757-4000
jkopin@ididata.com